Exhibit 10.10

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (the “Agreement”) is made as of [    ], 2014, by and between [SPINCO LLC], a Delaware limited liability company (“SpinCo”), and Viamet Pharmaceuticals Holdings, LLC, a Delaware limited liability company (together with any successor in interest, including by way of a conversion to a Delaware corporation, “Viamet”). In this Agreement, each of SpinCo and Viamet are sometimes referred to individually as a “Party” and, collectively, as the “Parties.”

WHEREAS, SpinCo and Viamet are parties to a Separation and Distribution Agreement of even date herewith (the “Separation Agreement”), which sets forth the terms upon which Viamet will be separated into two independent companies, one for each of (a) the Viamet Business (such term and each other capitalized term used but not defined herein to have the meanings given to such terms in the Separation Agreement), which shall be owned and conducted, directly or indirectly, by Viamet, and (b) the SpinCo Business, which shall be owned and conducted, directly or indirectly, by SpinCo;

WHEREAS, Viamet and SpinCo desire that, after the Asset Transfer Closing, Viamet and the Viamet Group Members shall provide to SpinCo and the SpinCo Group Members, and SpinCo and the SpinCo Group Members shall provide to Viamet and the Viamet Group Members, certain services on a transitional basis, and the Separation Agreement contemplates that the Parties shall execute and deliver this Agreement on the Closing Date; and

WHEREAS, each Party is willing to provide (and to cause its Group Members to provide) such services on a limited time basis, all on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth below, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereby agree as follows:

1.	SERVICES

1.1 General. Until the earlier of (x) the expiration of the applicable Service Period (as defined below and including any extension thereof pursuant to Section 7.1), (y) the date on which such Transition Service is discontinued pursuant to Section 1.9 and (z) the expiration of the Term, (a) Viamet, through the Viamet Group Members, and its and their respective employees, agents or contractors, shall provide or cause to be provided to SpinCo and the SpinCo Group Members, solely for the benefit of SpinCo and the SpinCo Group Members, each service set forth on Schedule A (each, a “Viamet Service”) and (b) SpinCo, through the SpinCo Group Members, and its and their respective employees, agents or contractors, shall provide or cause to be provided to Viamet and the Viamet Group Members, solely for the benefit of Viamet and the Viamet Group Members, each service set forth on Schedule B (each, a “SpinCo Service”); provided that any SpinCo Service provided prior to Viamet’s conversion to a Delaware corporation shall be provided only to Viamet Group Members other than Viamet. The Viamet Services and the SpinCo Services shall be collectively referred to herein as the

“Services.” A Party or its Group Member providing any Service is referred to herein in such capacity as the “Provider” and a Party or its Group Member receiving any Service is referred to herein in such capacity as the “Recipient.” Each Party acknowledges and agrees that nothing in this Agreement shall require the other Party or any of its respective Group Members to hire, obtain, or retain additional resources of any type (whether personnel, infrastructure, or otherwise) to provide the Services, nor shall anything in this Agreement require the Provider to prioritize providing Services to the Recipient (or the Recipient’s Group Members) over performing similar services for its own benefit or the benefit of its own Group Members.

1.2 Level of Services. Subject to Section 1.1, the Services shall be provided to the Recipient in a manner substantially similar in scope, quality, and nature (including staffing and hours of operation) to those provided to, or provided on behalf of, the Viamet Business (if Viamet or a Viamet Group Member is the Recipient) or the SpinCo Business (if SpinCo or a SpinCo Group Member is the Recipient), as applicable, prior to the date hereof.

1.3 Cooperation. Each Party shall cause its employees and the employees of its respective Group Members to reasonably cooperate with employees of the other Party and such other Party’s Group Members to the extent required for effective delivery of the Services. In addition, each Party shall name a point of contact who shall be responsible for the day-to-day implementation of this Agreement (each such person, a “Service Coordinator”), including attempted resolution of any issues that may arise during the performance of any of Party’s obligations hereunder.

1.4 Third Party Services. The Provider shall have the right to engage the services of independent contractors to deliver some or all of the Services, or assist the Provider in the delivery of Services, contemplated under this Agreement (each a “Subcontractor”). If the Provider utilizes Subcontractors to deliver or assist the Provider in the delivery of any Services, the Provider will (a) impose on such Subcontractors the confidentiality obligations specified in this Agreement, (b) use commercially reasonable efforts to supervise the performance of such Subcontractors to ensure that the Services meet the requirements of this Agreement and (c) retain responsibility for the provision to the Recipient of the Services to be performed.

1.5 Access.

(a)

The Recipient shall, and shall cause its Group Members to, permit the Representatives of the Provider to have access (during normal business hours upon reasonable advance notice and in a manner so as not to interfere with the conduct of the SpinCo Business) to the information, personnel, equipment, office and storage space and Systems (as defined in Section 1.5(b) below) required for the Provider to provide the Services. Notwithstanding the foregoing, neither the Recipient nor any of its Group Members shall be obligated to provide any information, documents or access to any Person other than the Provider or one of its Group Members unless the Provider is responsible for the use and disclosure of any information obtained by such Person from the Recipient or one of its Group

Members, and such Person is subject to confidentiality obligations with the Provider consistent with Article 5 of the Separation Agreement. Further, neither the Recipient nor any of its Group Members shall be obligated to provide (i) any Restricted Information, (ii) any information or access that would result in the disclosure of any information of the Recipient or any of its Affiliates unrelated to the Services (and the Recipient and its Group Members shall be permitted to redact any such information from any materials provided to the Provider or its Representatives) or (iii) any consolidated, combined, affiliated, or unitary Tax return that includes the Recipient or any of its Affiliates or any Tax-related work papers. Notwithstanding the foregoing, in the event that the Recipient or one of its Group Members elects not to provide information, documents or access to the Provider or its Representatives in accordance with this Section 1.5(a), the Provider shall not be obligated to provide any Service to the Recipient or its Group Members that cannot reasonably be provided without such information, documents or access. The Provider shall cause all of its Representatives, when on the premises of the Recipient or one of its Group Members or when given access to any information, personnel, equipment, office and storage space and Systems, to conform to the policies and procedures of the Recipient or its Group Member concerning health, safety and security which are made known to the Provider in advance in writing.

(b)

System Security. If either Party is given access to the other Party’s (or the other Party’s Group Members’) computer system(s), facilities, networks (including voice or data networks), software, or other information technology assets (collectively, “Systems”) in connection with performance or transition of the Services, such Party shall comply with all security regulations and other policies and procedures reasonably required by the other Party (or such other Party’s Group Members) from time to time which are made known to such Party in advance in writing (“Regulations”), and will not intentionally tamper with, compromise or circumvent any security, privacy or audit measures that are employed by the other Party (or such other Party’s Group Members) and which are made known to such Party in advance in writing. The Representatives of the Party being granted access to the other Party’s (or such other Party’s Group Members’) Systems may be required to execute a reasonable, separate system access agreement for individuals who are to have access to such Systems. The Party being granted such access shall ensure that only those users who are specifically authorized by the other Party (or such other Party’s Group Members) to gain access to the other Party’s (or such other Party’s Group Members’) Systems as necessary to utilize or provide the Services, as applicable, gain such access. Each Party shall be responsible for all acts and omissions of its Representatives. If at any time a Party determines that any Representative of either Party (or a Party’s Group Members) has sought to circumvent or has circumvented the other Party’s (or the other Party’s Group Members’)

Regulations or other security, privacy or audit measures or that an unauthorized person has accessed or may access the other Party’s (or such other Party’s Group Members’) Systems or a person has engaged in activities that may lead to the unauthorized access, destruction or alteration or loss of data, information or software, the determining Party shall promptly notify the other Party and the other Party shall have the right to immediately terminate any such person’s access to such Party’s (or such Party’s Group Members’) Systems.

1.6 Independent Contractor. For all purposes hereof, each Party shall at all times act as an independent contractor and shall have no authority to represent the other Party or any of the other Party’s Group Members in any way or otherwise be deemed an agent, lawyer, employee, representative, joint venturer or fiduciary of such other Party or such other Party’s Group Members, nor shall this Agreement or the transactions contemplated hereby be deemed to create any joint venture between the Parties or any of their respective Group Members. Neither Party shall declare or represent to any third party that such Party shall have any power or authority to negotiate or conclude any agreement, or to make any representation or to give any undertaking on behalf of the other Party or any of the other Party’s Group Members in any way whatsoever.

1.7 Changes in Law. If either Party becomes aware of a change in applicable Law affecting compliance of the Services with such Law, such Party shall provide notice to the other Party and the Parties shall discuss in good faith (including, if necessary, discussion between each Party’s legal counsel) any necessary modifications to the Services to achieve compliance. The Parties agree to use commercially reasonable efforts to identify a solution that enables the Provider to perform the Services in compliance with such modified Law. If the Parties cannot agree on any such solution, then the Parties agree to use commercially reasonable efforts to (i) modify the applicable Services to comply with such changes in applicable Law and (ii) agree on the extent (if any) to which all or a portion of the fees and expenses of the Provider arising from such modifications shall be borne by the Recipient; provided that the Provider shall not be required to continue to provide the applicable Service that violates applicable Law as a result of such a change in such law or regulation, nor to modify such Service, except to the extent a modification would not result in the Provider being required to incur any material out-of-pocket expenses. If compliance with applicable Law would result in the Provider being required to incur any material out-of-pocket expenses, the Provider shall not be required to continue to provide the applicable Service unless and until the Recipient and the Provider agree on whether all or any portion of such fees and expenses shall be borne by the Recipient and, if the Recipient and the Provider agree on the amount (if any) to be borne by the Recipient, the Provider shall promptly implement the modifications necessary to comply with such changes in applicable Law.

1.8 Additional Services. If requested by the Recipient, the Provider may provide services in addition to the Services set forth on Schedule A or Schedule B, as applicable, to the Recipient or its Group Members. The scope of any such services, as well as the prices and other terms applicable to such services, shall be (a) consistent with the terms of this Agreement, (b) agreed in writing by the Provider and the Recipient and (c) appended to the applicable Schedule (and thereafter deemed to be “Services” for all purposes hereunder).

1.9 Discontinuation of Transition Services. The Recipient may, at its sole discretion, discontinue receiving any Services provided hereunder, by giving the Provider at least thirty (30) days’ prior written notice (unless the Parties mutually agree in writing on a shorter period of notice), which notice shall specify the Services to be discontinued. The date as of which any such Services shall be discontinued is referred to as the “Early Termination Date.” The applicable Schedule shall be deemed amended so that the Service Period for such Services expires on the Early Termination Date.

2.	PAYMENTS

2.1 Services Pricing. The Provider shall provide the Services to the Recipient for the price set forth in the applicable Schedule; provided that, if no price is specified in the applicable Schedule, the Services shall be provided on a “cost-plus” basis, which shall consist of (i) the Provider’s reasonably documented internal costs for the resources used to provide such Services, including overhead and personnel plus (ii) the third-party costs and expenses incurred by the Provider on behalf of the Recipient in providing such Services (clause (i) and (ii), collectively, the “Internal Cost”) plus (iii) a margin equal to 20% of the Internal Cost for such Service (clause (i), (ii) and (iii), collectively, or any price specified in the Schedules to this Agreement, as applicable, the “Price”). The Provider shall keep and maintain such books and records as may be reasonably necessary to document the Internal Costs. The Provider shall make copies of such books and records available to the Recipient for inspection upon request and with reasonable notice. If the Recipient terminates any Service in accordance with Section 1.9, the Recipient shall be responsible for the Price of such Service incurred on or prior to the Early Termination Date.

2.2 Invoicing and Payment. The Provider shall provide an invoice to the Recipient within twenty (20) days following the end of each calendar month during the Term for the Price of all Services delivered during such month (each, an “Invoice”). Each Invoice shall contain a brief description of the Services provided and the Internal Costs and Tax Costs associated with such Services, including a listing of any third party charges included therein. The Recipient shall pay all amounts due under each Invoice no later than thirty (30) days following receipt of an Invoice. Any Invoices not paid when due which is not subject to a bona fide dispute in accordance with Section 2.3 shall bear interest from the due date at the rate of the lesser of (a) one and one-half percent (1.5%) per month or (b) the maximum amount permitted by applicable law. The Recipient agrees to pay on demand all costs of collection, including reasonable attorneys’ fees, incurred by Provider in collecting any such Invoice.

2.3 Invoice Disputes. In the event that the Recipient chooses to dispute a specific item of any invoice provided hereunder, the Recipient shall deliver to the Provider written notice of such specific items that are disputed in good faith and describing in reasonable detail the basis for any such dispute within the time otherwise required for payment of such specific items. Any such dispute shall be referred to the Service Coordinators to be resolved in accordance with Section 1.3. Any portion of such disputed amount, which is determined in favor of the Provider to be valid and payable, shall accrue interest in accordance with Section 2.2 from the date that payment was due under the original invoice containing the disputed amount until the date that such disputed amount is paid. Any invoice or portion thereof, which is not disputed before payment is due hereunder, shall be deemed valid, and no objection or further objection thereto shall be raised.

2.4 Taxes. Any federal, state, municipal, or other U.S. or foreign government taxes, duties, excises, tariffs, fees, assessments or levies now or hereinafter imposed on the performance or delivery of Services or direct costs (other than income taxes imposed on the Provider) shall be paid by the Recipient to the Provider in addition to the other fees payable pursuant to this Article 2 (the “Tax Costs”). For the avoidance of doubt, liability for the payment and remittance of any taxes, duties, excises, tariffs, fees, assessments or levies imposed with respect to the performance or delivery of Services or direct costs hereunder shall be the responsibility of the Provider.

2.5 Records. The Provider shall, and each shall cause its respective Group Members to, keep until two (2) years following the expiration of the Term such full and adequate records as are necessary to determine the Prices to be assessed pursuant to this Section 2, and the Recipient shall have reasonable access to such records and any other records or other information relevant to the provision of Services hereunder in accordance with the provisions of Article 5 of the Separation Agreement (including, for the avoidance of doubt, the access to Information covenant set forth in Section 5.3 of the Separation Agreement, regardless of whether such records were created prior to the Asset Transfer Closing).

3.	DURHAM FACILITY

Subject to the provisions hereof and Schedule C attached hereto, Viamet shall use commercially reasonable efforts to make that portion of Viamet’s Durham, North Carolina facility (the “Facility”) available to SpinCo and the employees of the SpinCo Group Members for the continued operation of the SpinCo Business for the period set forth in Schedule A. SpinCo shall be solely responsible for, and shall promptly pay, any fees, costs, expenses, or other amounts (including any additional security deposit) incurred by Viamet to obtain such right or required on a one-time or ongoing basis in respect of use of the Facility by any SpinCo Group Member.

4.	SOFTWARE LICENSES AND OTHER CONSENTS

4.1 Except as provided in the Separation Agreement or the exhibits thereto, the Provider and its Group Members shall not be required to transfer or assign to the Recipient or any of its Group Members any assets, including third-party software licenses, data, data subscriptions, or any software or hardware or other technology assets owned by the Provider or any of its Group Members in connection with the provision of the Services, and no licenses, express or implied, are granted hereunder unless expressly set forth herein. Notwithstanding the foregoing, the Provider shall use commercially reasonable efforts to obtain any waivers, permits, consents, licenses or sublicenses required for the provision of the Services to the Recipient or its Group Members under the terms of any third-party software license, data subscription or other agreement necessary to provide such Services (each, a “Consent”); provided that, notwithstanding any other provision of this Agreement, the Provider shall have no obligation to provide that part of the Service hereunder if it is unable, after using commercially reasonable efforts, to (i) obtain any Consent therefor, or (ii) provide that part of the Service or procure the provision of an equivalent service to the Recipient or one of its Group Members, as applicable. Any and all out-of-pocket costs and expenses incurred by the Provider associated with obtaining or soliciting Consents (including, (a) fees and other out-of-pocket expenses incurred by the Provider in connection with obtaining or soliciting the consent of any third party vendors and (b) in the event any Consent is not obtained, out-of-pocket costs and expenses incurred by the Provider, using commercially reasonable efforts, in connection with providing an alternate method of delivering any Service) shall be paid by the Recipient. Notwithstanding the foregoing, in the event a Consent is required but not obtained, the Parties agree to use commercially reasonable efforts to identify a work-around solution that enables the Provider to perform the Services without such Consent; provided that the foregoing shall continue to apply if the Parties cannot agree on any such work-around. At the Provider’s reasonable request and at the Recipient’s cost and expense, the Recipient shall, and shall cause its other Group Members to, cooperate with and assist the Provider in obtaining or soliciting any Consent hereunder.

4.2 The Parties agree that any intellectual property of the Provider made available to the Recipient or any of its Group Members in connection with the Services, and any derivative works, additions, modifications or enhancements thereof created by the Recipient pursuant to this Agreement, are and shall remain the sole property of the Provider, and the Recipient hereby irrevocably assigns any and all right, title and interest therein to the Provider. The Recipient agrees not to use, and to cause its Affiliates not to use, intellectual property of the Provider for any purpose other than in connection with the receipt of the Services. Each Party shall be the sole and exclusive owner of all intellectual property it creates in performing its obligations hereunder. To the extent that the Parties jointly create intellectual property hereunder, such intellectual property (i) to the extent derived from or otherwise based upon a Party’s other intellectual property, shall be owned by such Party or (ii) if not derived therefrom, shall be owned jointly by Provider and Recipient (with no right of accounting). All data created pursuant to a Service for or on behalf of the Receiving Party shall be owned by such Receiving Party. Notwithstanding the forgoing, to the extent Services involve the research or development of a product candidate or potential product candidate, the Recipient shall exclusively own any intellectual property (other than derivative works, additions, modifications or enhancements of Provider’s intellectual property) primarily related to such product candidate created by Provider on behalf of Recipient in the performance of such Services.

5.	CONFIDENTIALITY

Confidential Information. For purposes of this Agreement, “Confidential Information” shall mean all information disclosed by either Party or its respective Group Members to the other in connection with this Agreement, whether orally, visually, in writing or in any other tangible form, and includes, but is not limited to, economic, scientific, technical, clinical, product and business data, business plans, and the like. Confidential Information shall be treated as “Information” and shall be subject to the provisions of Article 5 of the Separation Agreement (regardless of the date on which such information was created); provided that the obligation to keep such information confidential pursuant to Section 5.1 of the Separation Agreement shall continue for five (5) years after the termination of this Agreement in accordance with its terms.

6.	INDEMNIFICATION

6.1 Indemnification by Recipient. The Recipient shall indemnify and hold harmless and defend the Provider and its Group Members against any and all Damages awarded to a third party by a court of applicable jurisdiction arising from the Recipient’s or any of its Group

Members’ gross negligence or intentional misconduct in connection with the receipt of the Services.

6.2 Indemnification by Provider. The Provider shall indemnify and hold harmless and defend the Recipient and its Group Members against any and all Damages awarded to a third party by a court of applicable jurisdiction arising from the Provider’s, or any of its Group Members’ or Subcontractors’, gross negligence or intentional misconduct in connection with the provision of, or failure to provide, any Service to the Recipient.

6.3 Procedures for Third Party Claims. The Parties shall follow the applicable procedures set forth in Section 7.3(d) of the Separation Agreement with respect to any indemnified claims.

6.4 Limitations of Liability.

(a)	THE LIABILITY OF THE PROVIDER AND ITS GROUP MEMBERS IN CONNECTION WITH THE PERFORMANCE, DELIVERY OR PROVISION OF ANY SERVICE OR OTHERWISE UNDER THIS AGREEMENT SHALL BE LIMITED TO A SUM EQUAL TO THE AGGREGATE PRICE FOR SERVICES PAID HEREUNDER TO THE PROVIDER AND ITS GROUP MEMBERS.

(b)	NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS GROUP MEMBERS BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS SUFFERED BY AN INDEMNIFIED PARTY, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, IN CONNECTION WITH ANY DAMAGES ARISING HEREUNDER OR THEREUNDER; PROVIDED, HOWEVER, THAT TO THE EXTENT AN INDEMNIFIED PARTY IS REQUIRED TO PAY ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS TO A PERSON WHO IS NOT A MEMBER OF EITHER GROUP IN CONNECTION WITH A THIRD-PARTY CLAIM, SUCH DAMAGES SHALL CONSTITUTE DIRECT DAMAGES AND NOT SUBJECT TO THE LIMITATION SET FORTH IN THIS SECTION 6.4(b).

(c)	THE SERVICES ARE PROVIDED “AS IS” AND, TO THE FULLEST EXTENT OF THE LAW, PROVIDED WITHOUT WARRANTIES, CLAIMS OR REPRESENTATIONS MADE BY THE PROVIDER, EITHER EXPRESS, IMPLIED, OR STATUTORY, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF QUALITY, PERFORMANCE, NON-INFRINGEMENT, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, NOR ARE THERE ANY WARRANTIES CREATED BY COURSE OF DEALING, COURSE OF PERFORMANCE, OR TRADE USAGE.

(d)	Nothing contained in this Agreement shall limit or alter (i) the obligation of either Party to indemnify the other Party pursuant to the Separation Agreement or any other Ancillary Document or (ii) the right of either Party to make a claim pursuant to the Separation Agreement or any other Ancillary Document; provided that no Party shall obtain duplicative recoveries.

7.	TERM AND TERMINATION

7.1 Term. Unless earlier terminated in accordance with Section 7.2 below, the term of this Agreement (the “Term”) shall commence as of the Asset Transfer Closing and shall continue until the earlier of (x) the expiration of the Service Period for all Services, (y) the date upon which this Agreement has been terminated with respect to all Services in accordance with Section 1.9 and (z) the first anniversary of the date hereof; provided that the Term of this Agreement and any individual Service Period may be extended for a six-month period upon the mutual written consent of the Parties; provided further that no more than two such extensions shall be made pursuant to this Section 7.1. The “Service Period” for each Service shall be (a) with respect to any Service for which a Service Period is specified in the applicable Schedule, such specified Service Period and (b) with respect to all other Services, the first anniversary of the date of this Agreement.

7.2 Termination for Cause. This Agreement may be terminated by either Party if the other Party (the “Defaulting Party”) has materially breached its obligations under this Agreement and if the Defaulting Party has not cured such default within thirty (30) days following the date on which the other Party (the “Notifying Party”) has given written notice specifying the facts constituting the default. Notwithstanding the foregoing sentence, this Agreement shall not be terminated due to a default by the Defaulting Party if such default is directly attributable to a breach of this Agreement by the Notifying Party.

7.3 Effect of Termination. Upon termination of this Agreement for any reason, all rights and obligations of the Parties under this Agreement shall cease and be of no further force or effect, except that the provisions of Section 1.6, Section 2, the first sentence of Section 4.1, Section 4.2, Section 5, Section 6, Section 7.3, Section 7.4 and Section 8 of this Agreement, shall survive any such termination or expiration.

7.4 Further Actions. Following any termination of this Agreement, the Provider shall cooperate in good faith with the Recipient to transfer applicable records and take all other actions reasonably requested by the Recipient to enable the Recipient and its Group Members to make alternative arrangements for the provision of services substantially consistent with the Services provided pursuant to this Agreement.

8.	GENERAL

8.1 Miscellaneous. The provisions of Sections 9.1, 9.2, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9, 9.10, 9.11, 9.12, 9.13 and 9.14 of the Separation Agreement shall apply mutatis mutandis to this Agreement, as if set forth in this Agreement in full.

8.2 Force Majeure. The Provider shall not bear any responsibility or liability for any Damages arising out of any delay, inability to perform or interruption of its performance of its obligations under this Agreement due to any acts or omissions of the other party hereto or for events beyond its reasonable control including, without limitation, acts of God, acts of governmental authorities, acts of the public enemy or due to war, riot, flood, civil commotion, insurrection, labor difficulty, severe or adverse weather conditions, lack of or shortage of electrical power, malfunctions of equipment or software programs, or any other cause beyond the reasonable control of such party (each, a “Force Majeure Event”); provided that the Provider (a) as soon as reasonably practical following the occurrence of a Force Majeure Event, gives written notice to the Recipient of such event, including a description of the circumstances preventing its performance and of its plans and efforts to implement a work-around, and (b) uses reasonable best efforts to resume or restore performance as expeditiously as possible. The obligations of the Provider seeking to be excused shall then be tolled for the duration of the Force Majeure Event to the extent that the Force Majeure Event prevents it from performing its obligations hereunder. The Recipient shall have no obligation to pay any fees or other amounts to the Provider with respect to any Services that the Provider is unable to provide hereunder for so long as the Provider is unable to provide such Services in compliance with this Agreement.

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by a duly authorized officer on the date first set forth above.

VIAMET PHARMACEUTICALS HOLDINGS, LLC, a Delaware limited liability company	[SPINCO LLC], a Delaware limited liability company

By:	By:

Name:	Name:

Title:	Title:

[Signature Page to Transition Services Agreement]